EXHIBIT 99.2

Vanguard Health Systems, Inc.

Supplementary Financial Information

Adjusted EBITDA Margin

Presentation of Most Directly Comparable GAAP Financial Measure (Net Income/Loss Attributable to Vanguard

Health Systems, Inc. Stockholders Margin)

and Reconciliation of Adjusted EBITDA Margin to Net Income/Loss Attributable to Vanguard Health Systems, Inc.

Stockholders Margin

	September 30,	September 30,	September 30,	September 30,
(in millions, unaudited)	Quarter ended		Six months ended
	December 31,		December 31,
	2010	2011	2010	2011
Adjusted EBITDA	$86.4	$133.7	$164.1	$256.5
Total revenues	909.4	1,468.2	1,771.5	2,911.7

Adjusted EBITDA Margin	9.5%	9.1%	9.3%	8.8%

Adjusted EBITDA	$86.4	$133.7	$164.1	$256.5
Interest, net	(35.1)	(43.2)	(69.9)	(89.0)
Income tax benefit (expense)	(9.7)	(9.0)	(7.3)	4.6
Depreciation and amortization	(38.6)	(65.8)	(75.8)	(128.4)
Non-controlling interests	(0.8)	(0.8)	(1.8)	1.5
Gain (loss) on disposal of assets	(0.1)	(0.4)	(0.1)	0.8
Equity method income	0.2	0.6	0.5	0.7
Stock compensation	(1.7)	(3.9)	(2.9)	(4.6)
Monitoring fees and expenses	(1.1)	—	(2.5)	—
Acquisition related expenses	(1.3)	(0.4)	(5.0)	(12.6)
Debt extinguishment costs	—	—	—	(38.9)
Impairment and restructuring charges	(0.9)	—	(0.9)	0.1
Pension credits	—	1.6	—	2.6
Discontinued operations, net of taxes	(2.3)	(0.3)	(2.2)	(0.4)

Net income (loss) attributable to Vanguard Health Systems, Inc. stockholders	$(5.0)	$12.1	$(3.8)	$(7.1)
Total revenues	$909.4	$1,468.2	$1,771.5	$2,911.7

Net income (loss) attributable to Vanguard Health Systems, Inc. stockholders margin	(0.5)%	0.8%	(0.2)%	(0.2)%